Exhibit 99.1

OXiGENE Reports First Quarter 2004 Financial Results

    WALTHAM, Mass.--(BUSINESS WIRE)--April 28, 2004--OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN)



    Recent Accomplishments

        -- Announced positive pre-clinical data on OXi4503 at AACR -- Raised net proceeds of $22.3 million
        --  Strengthened management team
        --  Received European Union Orphan Drug Designation for CA4P


    OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a leading developer of biopharmaceutical compounds designed to target aberrant blood vessels within solid tumor cancers and ocular neovascular diseases, today reported financial results for the first quarter ended March 31, 2004.
    Licensing revenue for the first quarter of 2004 was $7,000 compared with $20,000 in the same period of 2003. The net loss for the three months ended March 31, 2004 was $2.1 million, or $0.13 per share, compared with a net loss of $1.5 million, or $0.12 per share, in the first quarter of 2003. Total operating expenses increased 44 percent in the first quarter of 2004 to $2.2 million from $1.5 million in the first quarter of 2003. This increase reflects higher research and development expenses and general and administrative costs. The R&D expenses are related to the ongoing clinical trials of the Company's lead compound, Combretastatin A4 Prodrug (CA4P), and to the advancement of OXi4503 into numerous pre-clinical tests. Since the end of the first quarter of 2003, CA4P has advanced into three human clinical trials in cancer and one in ophthalmology. The G&A costs are associated with the strengthening and retention of Company management and increased professional service fees in connection with being a public company.
    At March 31, 2004, OXiGENE had cash and available-for-sale securities of $39.0 million, up from $18.9 million at December 31, 2003.
    Patient enrollment is well underway in the six post-Phase I human studies of CA4P. These studies -- five in cancer and one in ophthalmology -- will enroll a total of approximately 200 patients in addition to the 100 patients treated in the Company's initial Phase I studies.
    At next month's 2nd International Vascular Targeting Conference in Florida, clinical investigators involved in several of the current clinical trials of CA4P are scheduled to present in the conference's Clinical Developments section. These investigators are involved in: 1) the Phase I/II study of CA4P in combination with the chemotherapy drugs Carboplatin/Paclitaxel in patients with advanced cancer and advanced ovarian carcinoma; 2) the Phase I/II combination trial of CA4P and radiotherapy in patients with advanced cancer of the lung, head & neck and prostate; and 3) the Phase I/II ophthalmology study of CA4P in patients with wet age-related macular degeneration.
    During the first quarter of 2004, pre-clinical data on OXiGENE's lead pre-clinical compound, OXi4503, was presented at the American Association for Cancer Research's 95th Annual Meeting. One study assessed the synergistic effects of OXi4503 with standard-of-care chemotherapy drugs Carboplatin and Paclitaxel in human breast and ovarian carcinoma models grown in mice. Another study measured OXi4503's pre-clinical efficacy and histopathologic effects in rodent KHT and human KSY sarcoma models and in a Caki-1 model of human renal cell carcinoma.
    Cancer Research UK, the world's largest volunteer-sponsored cancer research organization, is conducting pre-clinical toxicology testing on OXi4503. "Cancer Research UK is making steady progress in readying OXi4503 for study in humans," said Fred Driscoll, OXiGENE's president and chief executive officer. "Dose-escalating toxicology studies of the compound are being conducted in animals, and the data collected from these studies will be used to design the protocol for our initial study of the compound in humans. Pre-clinical testing continues on schedule, and we expect that OXi4503 will enter the clinic by the end of this year."

    Other recent highlights include:

    -- OXiGENE generated net proceeds of $22.3 million through a sale of 2,755,695 shares of Common Stock to certain institutional investors at $8.78 per share.

    -- James B. Murphy was hired as OXiGENE's chief financial officer and Scott L. Young, previously the Company's vice president of clinical and regulatory affairs, was promoted to the newly created post of chief operating officer.

    -- Retinal surgeon Eugene de Juan, Jr., M.D. was named to the Company's Clinical Trial Advisory Board. A professor of ophthalmology at the University of Southern California's Keck School of Medicine, de Juan will advise OXiGENE on the design of future ophthalmology trials and clinical study site selection.

    -- The Orphan Drug Medicinal Product Designation was awarded to CA4P as a treatment for anaplastic thyroid cancer. The designation would provide OXiGENE with market exclusivity in the European Union for 10 years following CA4P's market authorization.

    First-quarter Conference Call Information

    In conjunction with its first-quarter financial results, OXiGENE's senior management will conduct a conference call at 10:00 a.m. ET today.



        Time:               10:00 a.m. ET

        Date:               Wednesday, April 28, 2004

        Dial-in numbers:    888-208-1814 (U.S.)
                            719-457-2655 (international)

        Webcast:            www.oxigene.com


    A replay of the call will be available beginning approximately two hours after the call and ending at midnight ET Tuesday, May 4. To access the replay, dial 888-203-1112 (domestic) or 719-457-0820
(international) and refer to reservation number 640356.

    About OXiGENE

    OXiGENE is the world leader in the development of vascular targeting agents (VTAs), novel biopharmaceutical compounds designed to selectively target and destroy new blood vessels. The Company's lead compound, Combretastatin A4 Prodrug (CA4P), is in clinical development in patients with solid tumor cancers and wet age-related macular degeneration. Three other OXiGENE VTAs, OXi4503, OXi6197 and OXi8007, are in pre-clinical development. For more information about OXiGENE, visit www.oxigene.com.

    Safe Harbor Statement

    Statements in this news release concerning OXiGENE's business outlook are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: the expectation that clinical investigators involved in three current trials of CA4P will present during the Clinical Developments section of the 2nd International Vascular Targeting Conference; the role of Eugene de Juan, Jr., M.D. on the Company's Clinical Trial Advisory Board; the expected progress of pre-clinical trials of OXi4503; and the expectation that OXi4503 will enter clinical trials in 2004. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.



OXiGENE, Inc.
Condensed Consolidated Balance Sheets
(All amounts in 000's)

                                              March 31,   December 31,
                                                2004         2003
                                            --------------------------
                                             (Unaudited)
Assets

   Cash, available-for-sale securities and
    restricted cash                          $    39,025  $    18,936
   Licensing agreement                             1,044        1,069
   Furniture, fixtures and equipment, net             52           44
   Other assets                                      759          156

                                            --------------------------
   Total assets                              $    40,880  $    20,205
                                              ===========  ===========


Liabilities and stockholders' equity

   Accounts payable                          $     1,593  $     1,701
   Accrued expenses                                2,148        2,034
   Total stockholders' equity                     37,139       16,470

                                            --------------------------
   Total liabilities and stockholders'
    equity                                   $    40,880  $    20,205
                                              ===========  ===========



OXiGENE, Inc.
Consolidated Statements of Operations
(All amounts in 000's except per share amounts)

                                                Three months ended
                                            --------------------------
                                                     March 31,
                                            --------------------------
                                                2004         2003
                                            --------------------------
                                                    (Unaudited)
                                            --------------------------

License revenue                              $         7  $        20

Costs and expenses:

Research and development                             929          726
General and administrative                         1,259          791
Amortization of license agreement                     24           20
                                              -----------  -----------

Total costs and expenses:                          2,212        1,537

Operating  loss                                   (2,205)      (1,517)

Investment income                                    143           49
Interest expense                                       -           (7)
Other expense, net                                     -           (1)


Net loss                                     $    (2,062) $    (1,476)
                                              ===========  ===========


Basic and diluted net loss per common share  $     (0.13) $     (0.12)

Weighted average number of common shares
 outstanding                                      16,236       12,637

    CONTACT: Sharon Merrill Associates, Inc.
             David Calusdian (Investors), 617-542-5300 dcalusdian@investorrelations.com or
             Scott Solomon (Media), 617-542-5300
             ssolomon@investorrelations.com